Exhibit 99.1

15 Bull Street, Suite 200

Savannah, Georgia 31401

TMX Finance LLC Announces

Proposed Private Offering of Senior Secured Notes

Savannah, GA — July 9, 2013 — TMX Finance LLC (“TMX Finance”), a privately-owned consumer finance company focusing on automobile title lending, announced today that it is seeking to raise approximately $500 million through an institutional private placement (the “Offering”) of senior secured notes due 2018 (the “Notes”) to be issued by TMX Finance and its wholly-owned subsidiary, TitleMax Finance Corporation (“TMX Subsidiary”).

TMX Finance intends to use the net proceeds of the offering (i) to purchase or redeem its existing 13 1/4% Senior Secured Notes due 2015 (the “TMX Notes”) and to fund the purchase or redemption, by TMX Finance Holdings Inc. (“Parent”), TMX Finance’s sole member, of its existing 11% Senior PIK Notes due 2015 (the “Parent Notes”), and pay related tender or redemption fees, premiums, costs and expenses and accrued interest on the notes, (ii) to repay TMX Finance’s existing $25 million senior secured revolving credit facility, (iii) to repay certain notes payable, and (iv) for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S.  Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding TMX Finance’s ability to complete this private placement and its application of net proceeds, including the repurchase of the TMX Notes and the Parent Notes.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of consumer finance companies and for TMX Finance in particular, as well as the ability of TMX Finance and Parent to reach acceptable terms with respect to any repurchase of the TMX Notes and Parent Notes, respectively.

Investor Relations Contact

Investors@titlemax.biz